EXHIBIT 99.1

The Phoenix Companies, Inc. … 1

N E W S R E L E A SE

For Immediate Release

One American Row
PO Box 5058
Hartford CT 06102-5056
www.phoenixwm.com

Contacts:
Media Relations Alice S. Ericson, 860-403-5946 alice.ericson@phoenixwm.com	Investor Relations 860-403-7100 pnx.ir@phoenixwm.com

The Phoenix Companies, Inc. Third Quarter 2008 Earnings

Hartford, Conn., October 30, 2008 – The Phoenix Companies, Inc. (NYSE: PNX) today reported a net loss of $339.5 million, or $2.97 per share, and an operating loss of $317.6 million, or $2.78 per share, for the third quarter of 2008.  These results include a $332.6 million ($2.91 per share) non-cash impairment charge related to goodwill and other intangibles in the Asset Management segment, reflecting the continued drop in equity markets in the third quarter and the valuation work conducted in advance of the planned spin-off of the Asset Management business, now called Virtus Investment Partners, Inc.

Excluding the impairment charge, the company had operating income of $15.0 million, or $0.13 per diluted share, in the third quarter of 2008, compared with $33.5 million, or $0.29 per diluted share, in the third quarter of 2007.

In a separate release, Phoenix today announced that it had signed a definitive agreement with Harris Bankcorp Inc., a U.S. subsidiary of Bank of Montreal, to take a 23 percent equity position in Virtus in connection with the spin-off.

“The write-down of goodwill and intangibles in the Asset Management business reflects the cumulative impact of several quarters of declines in the markets, valuation multiples for asset managers that are now at a multi-year low, and valuation work performed in conjunction with the spin-off.  Our agreement with a well-respected investor such as Harris speaks to the underlying strength of Virtus and its prospects as markets improve,” said Dona D. Young, chairman, president and chief executive officer.

“The impairment will have only a small effect on Phoenix’s future equity, since the entire equity base of the Asset Management segment will be eliminated when the spin-off is completed,” she added.

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The Phoenix Companies, Inc. … 2

“Looking at our ongoing Life and Annuity franchise, our core life operations continued to produce solid results, with favorable mortality and persistency, offsetting lower investment income.  The market declines affected annuity earnings through increased reserves as well as higher amortization of deferred acquisition costs.  We have seen a general slowdown in both life sales and annuity deposits in 2008, which is not surprising in this economy, although sales growth in the State Farm channel remains strong,” Mrs. Young said.

“Despite this quarter’s increase in investment impairments, net realized losses were in line with recent experience and our expectations.  Unrealized losses continued to increase, as one would expect given the unprecedented widening in spreads for all corporate and structured holdings,” she said.

“Overall, it was a difficult quarter, particularly for the market-sensitive portions of our business and our investment portfolio.  However, in the current environment, capital and liquidity are paramount, and we remain well capitalized, with strong liquidity and a stable liability profile that has no exposure to guaranteed investment contracts or institutional funding agreements,” Mrs. Young said.  “We are well positioned to manage through the worst market cycle in recent history by preserving capital and liquidity, maintaining expense discipline, and building on our core business by serving our customers well.  We have considerable financial flexibility and a number of options to reinforce our capital position, including the closed block.”

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The Phoenix Companies, Inc. … 3

Third Quarter 2008 Earnings Summary (millions, except per share data)	Third Quarter 2008	Third Quarter 2007[2]	Change
Life Insurance Pre-tax Operating Income [1]	$42.8	$43.3	$(0.5)
Annuity Pre-tax Operating Income (Loss) [1]	(9.5)	5.3	(14.8)
Corporate and Other (Pre-tax) (ex. transaction expenses) [1]	(11.2)	(11.4)	0.1
Subtotal	$22.1	$37.2	$(15.2)

Asset Management Pre-tax Operating Income (Loss) ex. Impairment [1]	(6.0)	2.6	(8.6)
Asset Management Impairment (pre-tax)	(421.7)	--	(421.7)
Transaction expenses	(5.1)	--	(5.1)
Pre-tax Operating Income (Loss)	(410.7)	39.8	(450.5)
Income Tax Expense (Benefit)	(93.1)	6.3	(99.4)
Operating Income (Loss)	(317.6)	33.5	(351.1)
Realized Gains (Losses), Net	(17.5)	0.8	(18.3)
CDO Earnings	(4.4)	0.5	(4.9)
Net Income (Loss)	$(339.5)	$34.8	$(374.3)

Earnings Per Share Summary
Net Income Per Share
Basic	$(2.97)	$0.31	$(3.28)
Diluted	$(2.97)	$0.30	$(3.27)
Operating income Per Share
Basic	$(2.78)	$0.29	$(3.07)
Diluted	$(2.78)	$0.29	$(3.07)
Weighted Average Shares Outstanding (in millions)
Basic	114.4	114.2	0.2
Diluted	116.3	115.8	0.5

1 Operating income, as well as components of and financial measures derived from, operating income, are non-GAAP financial measures.  Please see “Financial Highlights” below for more information.

2 Effective April 1, 2008, Phoenix adopted a preferable method of accounting for long-duration reinsurance contracts.  Comparative amounts have been adjusted to apply the new method, retrospectively.

THIRD QUARTER 2008 HIGHLIGHTS

•

The company reported a net loss of $339.5 million, or $2.97 per share, including a $332.6 million ($2.91 per share) non-cash impairment charge related to goodwill and other intangibles in the Asset Management segment.  Excluding the impairment charge, the net loss was $6.9 million, or $0.06 per share, compared with net income of $34.8 million, or $0.30 per diluted share, in the third quarter of 2007.  The current quarter includes $17.5 million in net realized losses, primarily due to impaired investments held in the company’s general account portfolio.

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The Phoenix Companies, Inc. … 4

•

The company reported an operating loss of $317.6 million, or $2.78 per share.  Excluding the impairment charge, operating income was $15.0 million, or $0.13 per diluted share, in the third quarter of 2008, compared with operating income of $33.5 million, or $0.29 per diluted share, in the third quarter of 2007.  The current quarter was affected by weaker market performance that reduced net investment income, affected fees adversely, and increased annuity benefit reserves and amortization of deferred acquisition costs (DAC).  The company also had higher expenses related to strategic transactions, including the planned spin-off of Asset Management and recognition of previously deferred securitization costs.

ASSET MANAGEMENT SPIN-OFF

The company is targeting completion of the planned spin-off of its Asset Management business this year, subject to the Board’s final approval.  Recent developments include:

•

On September 10, 2008, Amendment #1 to the Form 10 Registration Statement was filed with the Securities and Exchange Commission.

•

On October 1, 2008, all Virtus name changes became effective, including the firm name, Virtus Investment Partners, Inc.; the mutual fund family, Virtus Mutual Funds, and individual mutual funds; and the investment advisor to the funds, Virtus Investment Advisers, Inc.

•

On October 30, 2008, Phoenix announced a definitive agreement with Harris Bankcorp Inc., a U.S. subsidiary of Bank of Montreal, to take a 23 percent equity position in Virtus in connection with the spin-off.

•

In the coming weeks, the company expects to file Amendment #2 to the Form 10 Registration Statement, which the SEC ultimately needs to declare effective before completion of the spin-off.

SUMMARY OF SEGMENT RESULTS

Phoenix has two operating segments, “Life and Annuity” and “Asset Management.”  Businesses that are not sufficiently material to warrant separate disclosure, as well as interest expense on indebtedness, are included in “Corporate and Other.”

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The Phoenix Companies, Inc. … 5

Life and Annuity

Third Quarter 2008 Summary ($ in millions)	Third Quarter 2008	Third Quarter 2007[2]	Change
Life Insurance Operating Income (pre-tax)	$42.8	$43.3	$(0.5)
Annuity Operating Income (Loss) (pre-tax)	(9.5)	5.3	(14.8)
Life and Annuity Operating Income (pre-tax)	$33.3	$48.6	$(15.3)

Life Insurance Sales (Annualized)	$55.8	$96.2	$(40.4)
Total Private Placement Deposits (Life Insurance and Annuity)	$106.3	$55.1	$51.2
Annuity Deposits[1]	$154.4	$140.7	$13.7
Annuity Net Flows[1]	$34.7	$(10.8)	$45.5

1Excludes private placement and discontinued products.

2 Effective April 1, 2008, Phoenix adopted a preferable method of accounting for long-duration reinsurance contracts.  Comparative amounts have been adjusted to apply the new method, retrospectively.

•

Life and Annuity pre-tax operating income for the quarter declined from the prior-year period, driven primarily by the impact of adverse market conditions on annuity earnings.

•

Life insurance pre-tax operating income was in line with the year ago quarter, reflecting favorable mortality and persistency, offset by lower net investment income.

•

Annuity pre-tax operating income declined from a year ago.  Adverse market conditions led to a $1.8 million increase in reserves for guaranteed minimum death benefits, partially offset by lower reserve increases for income benefits, and an approximately $6.6 million acceleration of DAC amortization.  Fees were lower, corresponding to a market-driven decline in funds under management.

•

Investment income margin declined because of lower general account portfolio balances and less investment income on surplus.

•

Mortality was favorable in the quarter, with a mortality margin of 50 percent for variable universal life and 61 percent for universal life, excluding private placements.  In the aggregate, mortality margins for the first nine months of the year are in line with the company’s long-term expectations.

•

Annualized premium of $55.8 million in the quarter declined 42 percent from $96.2 million in the prior-year period, driven by declines in sales through the independent channel that were partially offset by a 35 percent increase in sales through State Farm.  Total life insurance sales (annualized and single premium) of $73.0 million declined 37 percent from $116.3 million in the third quarter of 2007.

•

Annualized premium for the first nine months of $237.9 million rose 12 percent from $211.6 million in the same period in 2007.  Total life insurance sales of $280.3 million rose 10 percent from $255.8 million in the first nine months of 2007.

•

Gross life insurance inforce at September 30, 2008, excluding private placements, rose 9 percent year over year, driven by 34 percent growth in universal life insurance inforce.

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The Phoenix Companies, Inc. … 6

•

Annuity deposits of $154.4 million in the quarter rose 10 percent from $140.7 million in the third quarter of 2007.  The State Farm distribution relationship continued to account for the majority of annuity sales, accounting for 66 percent of the total, with 13 percent growth year over year.  The company had $34.7 million in annuity net flows in the quarter, the fourth consecutive quarter of positive net flows.

•

Annuity deposits of $499.5 million in the first nine months of 2008 rose 16 percent from $430.6 million in the same period in 2007.  Total annuity funds under management declined 15 percent year over year, reflecting adverse market conditions.

•

Life insurance sales and annuity deposits exclude private placement deposits.  Total private placement life and annuity deposits were $106.3 million in the third quarter of 2008, compared with $55.1 million in the prior-year period.  For the first nine months, private placement deposits totaled $256.7 million, compared with $280.6 million for the same period in 2007.  Deposits from private placement sales can vary widely because they involve fewer, but significantly larger, cases.

Asset Management

Third Quarter 2008 Summary ($ in millions)	Third Quarter 2008	Third Quarter 2007	Change
Asset Management EBITDA	$1.6	$10.3	$(8.7)
Asset Management Operating Income (Loss) (pre-tax) excl. impairment	$(6.0)	$2.6	$(8.6)
Asset Management Operating Income (Loss) (pre-tax)	$(427.7)	$2.6	$(430.3)

Asset Management Inflows	$938.8	1,260.4	$(321.6)
Asset Management Outflows	(1,644.9)	(2,090.0)	445.1
Asset Management Net Flows	$(706.1)	$(829.6)	$123.5

Assets Under Management (end of period)	$28,689.6	$46,468.6	$(17,779.0)

•

Asset Management pre-tax operating loss includes a $421.7 million (pre-tax) impairment charge related to goodwill and other intangibles.  The company determined that a triggering event had occurred as a result of cumulative and severe market declines, significant reductions in the market multiples for asset managers, and additional valuation data accumulated in advance of the spin-off.  It performed an impairment analysis using the methodology applied in annual and interim testing, resulting in $331.7 million in goodwill and $90.0 million in intangible asset impairments.  The primary drivers of the impairment were the reduction in assets under management, due to markets being at multi-year lows, and valuation multiples for asset managers also being at multi-year lows.

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The Phoenix Companies, Inc. … 7

•

Asset Management EBITDA and pre-tax operating income in the third quarter of 2008 decreased from the prior-year period, reflecting lower investment management fees primarily due to a market-driven decline in assets under management.   The quarter also included $2.3 million of expenses related to long-term cost reduction initiatives, including severance and lease abandonment.

•

Pre-tax operating margin, before intangible amortization, was 3.1 percent in the third quarter of 2008, compared with 18.0 percent in the prior-year period.  Operating margin was 6.2 percent for the first nine months of the year, compared with 16.5 percent in the same period in 2007.

•

Third quarter net flows were negative $706.1 million, improved from the prior-year period, which had negative net flows of $829.6 million.  The improvement was driven primarily by mutual funds and managed accounts, and combined retail outflows were the lowest they have been in 19 quarters.

•

For the first nine months of the year, net flows were negative $7.3 billion, including $4.8 billion from the loss of a $3.7 billion general account mandate reported in the first quarter and the call of $1.1 billion in structured products.  Excluding these items, net flows were negative $2.5 billion compared to positive $364.8 million in the first nine months of 2007, which included $2.3 billion of structured product inflows.

•

The year-over-year decrease in assets under management (AUM) primarily reflects the $4.8 billion referenced above, market depreciation of $5.9 billion, money market declines of $3.1 billion, and other cumulative asset net outflows of $4.0 billion.

•

For the period ended September 30, 2008, 36 percent, 64 percent and 58 percent of AUM outperformed their benchmarks for the one-, three- and five-year periods, respectively.  Short-term relative performance improved significantly compared to the previous three quarters, although the company focuses on longer-term performance when assessing competitiveness.  The percentage of all AUM in the top third of relative peer rankings was 58 percent, 65 percent and 59 percent for the one-, three- and five-year periods, respectively.

Corporate and Other

Corporate and Other had a pre-tax loss of $16.3 million in the third quarter of 2008, compared with a $11.4 million pre-tax loss in the prior-year period.  The current quarter had lower interest expense, offset by lower corporate net investment income and higher expenses related to strategic transactions.  These expenses include $2.5 million for the planned spin-off of Asset Management and the recognition of $2.6 million in previously deferred securitization costs.

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The Phoenix Companies, Inc. … 8

THIRD QUARTER 2008 STATUTORY RESULTS FOR PHOENIX LIFE INSURANCE COMPANY

•

The company reported a statutory net loss from operations of $12.1 million in the third quarter of 2008, compared with a $31.1 million statutory net gain from operations in the prior-year period.   Excluding the impact of an inter-company reinsurance treaty, statutory net gain from operations in the current quarter was $20.4 million.

•

Statutory surplus and asset valuation reserve was $835.2 million at September 30, 2008, compared with $1,040.7 million at December 31, 2007. The decline mainly reflects sales-related expenses from higher year-to-date sales, realized losses, and dividends paid to the parent company.

•

The estimated risk-based capital ratio ended the quarter above 325 percent.  Based on its capital plan, the company anticipates achieving its targeted range of 375-400 by year end.

INVESTMENT GAINS AND LOSSES

The company reported net realized investment losses of $60.6 million in the third quarter of 2008, compared with $3.8 million in net realized investment gains in the prior-year period.   Realized losses are higher in the quarter, primarily due to the impairments on certain corporate credits and structured securities.

Net unrealized losses increased by $429.0 million during the quarter to $994.1 million at September 30, 2008.  The prices of fixed income securities declined due to significant spread widening in the credit markets.

Gross credit impairments in the third quarter were $38.2 million, compared with $5.3 million in the prior-year period.  Net credit impairments after offsets for taxes, deferred acquisition costs and policyholder dividend obligation were $6.8 million in the third quarter of 2008, compared with $2.2 million in the prior-year period.  The impairments in the current quarter were predominantly in corporate securities, primarily on holdings in Washington Mutual and Lehman Brothers.

LIQUIDITY

Phoenix has no debt maturities until 2032 and remains well capitalized, with strong liquidity.  Leverage (debt/capital) remained low at 18.1 percent at the end of the third quarter, and the company expects it to be approximately 21 percent after the spin-off.  The company has a stable liability profile, with no exposure to guaranteed investment contracts (GICs) or institutional funding agreements, no securities lending activities, and strong persistency in its core business lines.

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The Phoenix Companies, Inc. … 9

CONFERENCE CALL

The Phoenix Companies, Inc. will host a conference call today at noon Eastern time to discuss with the investment community Phoenix’s third quarter 2008 financial results.  The conference call will be broadcast live over the Internet at www.phoenixwm.com in the Investor Relations section.  The call can also be accessed by telephone at 973-935-8512 (conference ID #67224086).  A replay of the call will be available through November 13, 2008 by telephone at 706-645-9291 (pin code #67224086) and on Phoenix’s Web site, www.phoenixwm.com in the Investor Relations section.

ABOUT PHOENIX

With roots dating to 1851, The Phoenix Companies, Inc. (NYSE: PNX) helps individuals and institutions solve their often highly complex personal financial and business planning needs through its broad array of life insurance, annuities and investments.  In 2007, Phoenix had annual revenues of $2.6 billion and total assets of $30.2 billion.  More detailed financial information can be found in Phoenix’s financial supplement for the third quarter of 2008, which is available on Phoenix’s Web site, www.phoenixwm.com, in the Investor Relations section.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which, by their nature, are subject to risks and uncertainties.  We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements.  These include statements relating to trends in, or representing management’s beliefs about, our future transactions, strategies, operations and financial results, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “should” and other similar expressions.  Forward-looking statements are made based upon our current expectations and beliefs concerning trends and future developments and their potential effects on the company.  They are not guarantees of future performance.  Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others:  (i) the effects of recent adverse market and economic developments on all aspects of our business; (ii) changes in general market and business conditions, interest rates and the debt and equity markets; (iii) the possibility that mortality rates, persistency rates or funding levels may differ significantly from our pricing expectations; (iv) the availability, pricing and terms of reinsurance coverage generally and the inability or unwillingness of our reinsurers to meet their obligations to us specifically; (v) our dependence on non-affiliated distributors for our product sales, (vi) downgrades in our debt or financial strength ratings; (vii) our dependence on third parties to maintain critical business and

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The Phoenix Companies, Inc. … 10

administrative functions; (viii) the ability of independent trustees of our mutual funds and closed-end funds, intermediary program sponsors, managed account clients and institutional asset management clients to terminate their relationships with us; (ix) our ability to attract and retain key personnel in a competitive environment; (x) the poor relative investment performance of some of our asset management strategies and the resulting outflows in our assets under management; (xi) the possibility that the goodwill or intangible assets associated with our asset management business could become impaired, requiring a charge to earnings; (xii) the strong competition we face in our business from mutual fund companies, banks, asset management firms and other insurance companies; (xiii) our reliance, as a holding company, on dividends and other payments from our subsidiaries to meet our financial obligations and pay future dividends, particularly since our insurance subsidiaries’ ability to pay dividends is subject to regulatory restrictions; (xiv) the potential need to fund deficiencies in our Closed Block; (xv) tax developments that may affect us directly, or indirectly through the cost of, the demand for or profitability of our products or services; (xvi) other legislative or regulatory developments; (xvii) legal or regulatory actions; (xviii) changes in accounting standards; (xix) the potential effects of the spin-off of our asset management subsidiary on our expense levels, liquidity and third-party relationships; and (xx) other risks and uncertainties described herein or in any of our filings with the SEC.  We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

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The Phoenix Companies, Inc. … 11

Financial Highlights

Three and Nine Months Ended September 30, 2008 and 2007

(Unaudited)

Income Statement Summary (1)	Three Months		Nine Months
($ in millions)	2008	2007	2008	2007
Revenues	$549.5	$644.0	$1,733.2	$1,933.6
Operating Income (Loss) (2)	(317.6)	33.5	(302.9)	100.6
Net Income (Loss)	$(339.5)	$34.8	$(347.7)	$114.4

Earnings Per Share (1)
Weighted Average Shares Outstanding (in thousands)
Basic	114,398	114,196	114,374	114,040
Diluted	114,398	115,752	114,374	115,667
Operating Income (Loss) Per Share (2)
Basic	$(2.78)	$0.29	$(2.65)	$0.88
Diluted	$(2.78)	$0.29	$(2.65)	$0.87
Net Income (Loss) Per Share
Basic	$(2.97)	$0.30	$(3.04)	$1.00
Diluted	$(2.97)	$0.30	$(3.04)	$0.99

Balance Sheet Summary (1)	September	December
($ in millions, except share and per share data)	2008	2007
Invested Assets (3)	$14,463.5	$15,814.5
Separate Account Assets	9,830.8	10,820.3
Total Assets	28,167.8	30,221.4
Indebtedness	467.0	627.7
Total Stockholders’ Equity	$1,527.3	$2,279.0
Average Equity, excluding Accumulated OCI, FIN 46-R and Discontinued Operations (4)	$2,425.0	$2,399.9
Common Shares outstanding (in thousands)	114,414	114,291
Book Value Per Share	$13.35	$19.94
Book Value Per Share, excluding Accumulated OCI and FIN 46-R	18.48	21.61
Third Party Assets Under Management	$28,689.6	$42,548.4

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(1)

Effective April 1, 2008, Phoenix adopted a preferable method of accounting for long-duration reinsurance contracts. The new method better reflects the economics of the underlying reinsurance activity by better matching the reinsurance recovery with the insured loss that gave rise to that recovery. Comparable amounts have been adjusted to apply this new method, retrospectively.

(2)

In addition to financial measures presented in accordance with Generally Accepted Accounting Principles (“GAAP”), Phoenix uses non-GAAP financial measures such as operating income, operating income per share, operating income, pre-tax operating income and EBITDA in evaluating its financial performance. Net Income and net income per share are the most directly comparable GAAP measures. Phoenix’s non-GAAP financial measures should not be considered as substitutes for net income and net income per share. Therefore, investors should evaluate both GAAP and non-GAAP financial measures when reviewing Phoenix’s performance. A reconciliation of the net income to Phoenix’s non-GAAP financial measures is set forth in the tables at the end of this release. Investors should note that Phoenix’s calculation of these measures may differ from similar measures used by other companies.

Operating income, and components of and measures derived from operating income, are internal performance measures used by Phoenix in the management of its operations, including its compensation plans and planning processes. In addition, management believes that these measures provide investors with additional insight into the underlying trends in Phoenix’s operations.

Operating income represents income from continuing operations, which is a GAAP measure, before realized investment gains and losses, and certain other items.

•

Net realized investment gains and losses are excluded from operating income because their size and timing are frequently subject to management’s discretion.

•

Certain other items may be excluded from operating income because we believe they are not indicative of overall operating trends and are items that management believes are non-recurring and material, and which result from a business restructuring, a change in regulatory environment, or other unusual circumstances.

Within its Asset Management segment, management also considers earnings before interest, taxes, depreciation and amortization (“EBITDA”). Management believes EBITDA provides additional perspective on the operating efficiency and profitability of the Asset Management segment. EBITDA represents pre-tax operating income before depreciation and amortization of goodwill and intangibles.

(3)

Invested assets equals total investments plus cash and equivalents less debt and equity securities pledged as collateral.

(4)

This average equity is used for the calculation of operating return on equity (“ROE”) and represents the average of the monthly average of equity, excluding accumulated OCI, the effects of FIN 46-R and the equity of discontinued operations. ROE is calculated by dividing (i) operating income, by (ii) average equity, excluding accumulated OCI, FIN 46-R and discontinued operations. ROE is an internal performance measure used by Phoenix in the management of its operations, including its compensation plans and planning processes. In addition, management believes that this measure provides investors with a useful metric to assess the effectiveness of Phoenix’s use of capital.

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The Phoenix Companies, Inc. … 12

Consolidated Balance Sheet (1)

September 30, 2008 (Unaudited and Preliminary) and December 31, 2007

($ in millions, except share data)

	September 30,	December 31,
	2008	2007
ASSETS:
Available-for-sale debt securities, at fair value	$10,658.0	$11,970.0
Available-for-sale equity securities, at fair value	166.3	205.3
Venture capital partnerships, at equity in net assets	202.2	173.7
Policy loans, at unpaid principal balances	2,489.9	2,380.5
Other investments	529.2	507.3
Fair value option investments	105.8	--
	14,151.4	15,236.8
Available-for-sale debt and equity securities pledged as collateral, at fair value	163.4	219.1
Total investments	14,314.8	15,455.9
Cash and cash equivalents	312.1	577.7
Accrued investment income	223.4	209.6
Receivables	237.8	159.7
Deferred policy acquisition costs	2,460.5	2,089.9
Deferred income taxes	319.8	42.8
Intangible assets	86.1	208.2
Goodwill	152.8	484.5
Other assets	229.7	172.8
Separate account assets	9,830.8	10,820.3
Total assets	$28,167.8	$30,221.4

LIABILITIES:
Policy liabilities and accruals	$13,827.5	$13,816.7
Policyholder deposit funds	1,576.2	1,808.9
Indebtedness	467.0	627.7
Other liabilities	691.2	550.9
Non-recourse collateralized obligations	247.8	317.9
Separate account liabilities	9,830.8	10,820.3
Total liabilities	26,640.5	27,942.4

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value: 125,727,166 and 125,604,486 shares issued	1.3	1.3
Additional paid-in capital	2,624.3	2,616.1
Accumulated deficit	(390.2)	(20.7)
Accumulated other comprehensive loss	(528.6)	(138.2)
Treasury stock, at cost: 11,313,564 and 11,313,564 shares	(179.5)	(179.5)
Total stockholders’ equity	1,527.3	2,279.0
Total liabilities and stockholders’ equity	$28,167.8	$30,221.4

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(1)

Effective April 1, 2008, Phoenix adopted a preferable method of accounting for long-duration reinsurance contracts. The new method better reflects the economics of the underlying reinsurance activity by better matching the reinsurance recovery with the insured loss that gave rise to that recovery. Comparable amounts have been adjusted to apply this new method, retrospectively.

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The Phoenix Companies, Inc. … 13

Consolidated Statement of Income (Unaudited) (1)

Three and Nine Months Ended September 30, 2008 and 2007

($ in millions)

	Three Months		Nine Months
	2008	2007	2008	2007
REVENUES:
Premiums	$195.2	$197.5	$566.7	$585.3
Insurance, investment management and product fees	184.3	164.5	546.2	470.5
Mutual fund ancillary and other revenue	12.6	17.0	41.8	50.9
Net investment income	218.0	261.2	712.8	800.5
Net realized investment gains (losses)	(60.6)	3.8	(134.3)	26.4
Total revenues	549.5	644.0	1,733.2	1,933.6

BENEFITS AND EXPENSES:
Policy benefits, excluding policyholder dividends	336.6	331.9	999.4	976.0
Policyholder dividends	43.4	98.1	203.1	292.2
Policy acquisition cost amortization	68.0	46.8	163.6	132.0
Intangible asset amortization	7.4	7.5	22.4	22.6
Intangible asset impairment	90.0	--	100.5	--
Goodwill impairment	331.7	--	331.7
Interest expense on indebtedness	8.8	11.5	27.8	32.6
Interest expense on non-recourse collateralized obligations	5.6	3.9	10.7	12.0
Other operating expenses	98.9	102.6	330.9	325.3
Total benefits and expenses	990.4	602.3	2,190.1	1,792.7

Income (loss) before income taxes	(440.9)	41.7	(456.9)	140.9
Income tax (expense) benefit	101.4	(6.9)	109.2	(27.7)
Income (loss) from continuing operations	(339.5)	34.8	(347.7)	113.2
Income from discontinued operations, net of income taxes	--	--	--	1.2
Net income (loss)	$(339.5)	$34.8	$(347.7)	$114.4

_______

(1)

Effective April 1, 2008, Phoenix adopted a preferable method of accounting for long-duration reinsurance contracts. The new method better reflects the economics of the underlying reinsurance activity by better matching the reinsurance recovery with the insured loss that gave rise to that recovery. Comparable amounts have been adjusted to apply this new method, retrospectively.

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The Phoenix Companies, Inc. … 14

Reconciliation of Income Measures (Unaudited)

Three and Nine Months Ended September 30, 2008 and 2007

($ in millions)

	Three Months		Nine Months
Reconciliation of Operating Income to Net Income (1)	2008	2007	2008	2007
Operating Income (loss)
Life insurance	$42.8	$43.3	$124.6	$138.3
Annuities	(9.5)	5.3	(12.5)	17.4
Life and annuity segment	33.3	48.6	112.1	155.7
Asset management segment	(427.7)	2.6	(445.0)	5.5
Corporate and other	(16.3)	(11.4)	(58.0)	(36.8)
Operating income, before income taxes	(410.7)	39.8	(390.9)	124.4
Applicable income tax (expense) benefit	93.1	(6.3)	88.0	(23.8)
Operating income	(317.6)	33.5	(302.9)	100.6
Realized investment gains (losses), net of income taxes and other offsets	(21.9)	1.3	(44.8)	12.6
Income from discontinued operations, net of income taxes	--	--	--	1.2
Net income (loss)	$(339.5)	$34.8	$(347.7)	$114.4

Reconciliation of Operating Income to Net Income by Segment (1)
Life and Annuity
Operating income	$33.3	$48.6	$112.1	$155.7
Applicable income tax expense	0.4	(11.2)	(27.1)	(45.2)
Realized investment gains (losses), net of income taxes and other offsets	(20.3)	2.5	(33.8)	3.5
Net income	13.4	39.9	51.2	114.0

Asset Management
Operating income (loss)	(427.7)	2.6	(445.0)	5.5
Applicable income tax (expense) benefit	91.1	(1.2)	98.0	(3.1)
Realized investment gains (losses), net of income taxes	(0.5)	(0.2)	(1.5)	0.1
Net income (loss)	(337.1)	1.2	(348.5)	2.5

Corporate and other
Operating loss	(16.3)	(11.4)	(58.0)	(36.8)
Applicable income tax benefit	1.6	6.1	17.1	24.5
Realized investment gains (losses), net of income taxes and other offsets	(1.1)	(1.0)	(9.5)	9.0
Net loss	(15.8)	(6.3)	(50.4)	(3.3)

Income from discontinued operations, net of income taxes	--	--	--	1.2

Consolidated Net Income (Loss)	$(339.5)	$34.8	$(347.7)	$114.4

Reconciliation of Asset Management Operating Income Earnings Before Income Taxes, Depreciation and Amortization (EBITDA)
Asset Management Operating Income (Loss)	$(427.7)	$2.6	$(445.0)	$5.5
Adjustments for:
Intangible asset amortization and impairments	429.1	7.5	454.6	22.6
Depreciation	0.2	0.2	0.5	0.9
EBITDA	$1.6	$10.3	$10.1	$29.0

_______

(1)

Effective April 1, 2008, Phoenix adopted a preferable method of accounting for long-duration reinsurance contracts. The new method better reflects the economics of the underlying reinsurance activity by better matching the reinsurance recovery with the insured loss that gave rise to that recovery. Comparable amounts have been adjusted to apply this new method, retrospectively.

Note:  For additional information, see our financial supplement at phoenixwm.com

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